                                     EXHIBIT D

                              MANUFACTURING AGREEMENT



     This Manufacturing Agreement ("this Agreement") is made and entered into as of August 19, 1997 by and between Baxter Healthcare Corporation, Inc., a corporation organized under the laws of the State of Delaware ("Baxter") and AccuLase, Inc., a corporation organized under the laws of the State of California ("AccuLase").

                                      RECITALS

     A. AccuLase and Baxter have entered into that certain Master Technology Agreement, dated as of July 28, 1997 (the "Master Technology Agreement"), pursuant to which, among other things, AccuLase has agreed to manufacture the Product (as defined herein).

     B. AccuLase and Baxter are entering into the License Agreement, dated as of the date hereof (the "License Agreement"), simultaneously with the execution and delivery of this Agreement, pursuant to which, among other things, AccuLase agrees to license certain technical know-how, patents and products related to the Product (as hereinafter defined).

     C. AccuLase and Baxter wish to describe the terms and conditions by which AccuLase manufactures the excimer laser for Baxter, Baxter retains rights to manufacture the laser in the event AccuLase is unwilling or unable to manufacture lasers and Baxter pays certain royalties to AccuLase on certain products manufactured by Baxter.

     D. Baxter and AccuLase acknowledge and agree that the intended use and future value of the Product are uncertain as a result of the recent and continuing development of the field of transmyocardial revascularization and the parties further acknowledge that based on the foregoing, the consideration paid for AccuLase's performance of its obligations set forth herein is adequate, sufficient and fair consideration.

                                     AGREEMENT

     NOW, THEREFORE, in consideration of the covenants and representations contained herein, the above recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. DEFINED TERMS. For the purposes of this Agreement, the following terms shall have the definitions ascribed to them:

     "Engineering Change" shall have the definition given it in Section 4 (c).

     "Product" shall mean the excimer laser system having the specifications attached as Exhibit A, solely for use for cardiovascular and vascular disease.

     "Technology" shall mean the Specifications and the other proprietary information referred to herein.

     "Specifications" shall mean the drawings, schematics and detailed specifications set forth in the Exhibit A, solely for the use of cardiovascular and vascular disease.

     2.   MANUFACTURING RIGHTS, ORDERS, PRICES  AND PAYMENTS.

     (a)  In consideration for the payments made by Baxter pursuant to Section
2.6 of the Master Technology Agreement, AccuLase agrees to manufacture the Product for the exclusive use of Baxter in accordance with all of the terms and conditions set forth within this Agreement, at the following prices:

          (i)   $ [*] per laser for the first eight (8) lasers,

          (ii) After the first eight (8) lasers have been purchased by Baxter and subject to Section 2(a)(iii) below, the following prices shall apply:


                               Price
                 [*]          Per Unit
               -------      ------------
                [*]           $75,000
                [*]            $[*]
                [*]            $[*]
                [*]           $45,000


          (iii) Prices for Product shall be adjusted annually after three (3) years, based upon changes in costs of materials (but not overhead or profit margin).

          (iv) Unless otherwise specified or required by law, all prices will be quoted and billed exclusive of federal, state or local excise, sales or other similar taxes. Such taxes, when applicable, will appear as additional items on invoices.

          (v) AccuLase shall be ready and able to timely supply all quantities of the Product ordered by Baxter.

          (vi) Terms of payment are net thirty (30) days from receipt of the Product at Baxter's designated destination.

     (b) Baxter agrees to purchase a minimum of eight units of the Product from AccuLase, pursuant to the terms and conditions stated herein, within 12 months of the date of receipt of the two units of the Product referred to in Section
2.6 (c) of the Master Technology Agreement.

     (c) Baxter agrees to purchase a minimum of twenty units of the Product from AccuLase, pursuant to the terms and conditions state herein, in the second 12 month period following the date of receipt of the two units referred to in
Section 2.6 (c) of the Master Technology Agreement.

     (d) In addition to and subsequent to the purchases set forth in subparagraphs (b) and (c) of this Section 2, Baxter agrees to purchase units of the Product as it deems necessary for Baxter's operations from AccuLase throughout the term of this Agreement, and AccuLase agrees to manufacture the Product to fill such purchase orders as defined in this subparagraph (d).

     (e) Baxter shall issue purchase orders for the Product not less than ninety (90) days prior to anticipated delivery dates. Baxter agrees to use reasonable commercial efforts to give AccuLase ninety (90) days' notice should schedule or quantity revisions become necessary. AccuLase shall acknowledge promptly each subsequent Baxter purchase order in writing and confirm delivery dates to destinations specified by Baxter. All sales of Product shall be subject to the terms and conditions of this Agreement and, to the extent they specify quantities, destinations and delivery dates, to Baxter's purchase orders. If there is any conflict or difference in interpretation between any Baxter purchase order and this Agreement, the terms and conditions of this Agreement shall supersede those of such purchase order. AccuLase shall not be liable for failure or delay in filling Baxter orders because of any cause beyond the control of and occurring without the fault of AccuLase; provided, however, that AccuLase (i) shall in all circumstances be considered to control its relationships with its suppliers and its internal allocation of manufacturing capacity, and (ii) shall notify Baxter promptly of anticipated delays and shall use its reasonable commercial efforts to fill such orders as soon as possible. Without limiting its other available remedies, Baxter may cancel any order, in whole or in part, which is delayed more than 60 days.

     (f) In the event that Baxter reasonably determines that AccuLase is unwilling or unable to produce the Product in compliance with all the terms of this Agreement or one or more purchase orders subsequently issued to AccuLase,
(i) Baxter may terminate AccuLase's manufacturing rights under this Agreement without payment or penalty to AccuLase, and (ii) Baxter may either manufacture the Product directly or have the Product manufactured for Baxter without payment or penalty to AccuLase.

     (g) AccuLase shall ship the Product F.O.B. AccuLase's San Diego, California, plant via mutually agreed upon carriers. Normal cost of shipping shall be prepaid by AccuLase and added to AccuLase's invoice to Baxter. AccuLase shall ship Product by air freight if necessary to meet confirmed delivery dates or to replace Product recalled or otherwise found by Baxter to not conform to the Specifications and warranties, and AccuLase shall bear the expense of the excess cost of air freight over normal shipping charges.

     3.   TERM AND TERMINATION.

     (a) Unless sooner terminated pursuant to Section 8.1 of the Master Technology Agreement, this Agreement shall remain in full force and effect until expiration of the last to expire the Licensed Patent (as defined in the License Agreement).

     4.   PRODUCT CHANGES.

     (a) AccuLase shall make available to Baxter all developments or enhancements to the Product or to other products that accomplish the same or similar functions as the Product, provided that AccuLase shall not be required to make available any development, enhancements, or other products which use proprietary information of third parties. If Baxter agrees in writing to accept such development, enhancement, or other product, it shall be added as an amendment to the Specifications in a timely manner.

     (b) AccuLase shall notify Baxter in advance and in writing of any proposed change by AccuLase in the following aspects of the Product or its components:
(i) the composition, specifications, or source of any part, material, component or assembly; (ii) the method of manufacture, assembly, or testing; (iii) the specific subcontractors utilized by AccuLase; (iv) site of manufacture; or (v) labeling. AccuLase shall not depart from or make any change to the Specifications or the Product design or performance without prior written consent of Baxter.

     (c) Should Baxter want to make any change to the mechanical or electrical design or Specifications which would affect the schedule, performance, reliability, availability, appearance, dimensions, or safety of the Product, or AccuLase's costs of manufacture, testing, labeling, or packaging ("Engineering Change"), Baxter shall give AccuLase notice of the proposed Engineering Change. AccuLase shall respond by giving Baxter a written evaluation of the Engineering Change stating AccuLase's price increase or decrease, if any, to implement the Engineering Change. If the parties agree to the Engineering Change, both parties shall execute an amendment to the Specifications and, if a price change is applicable, an amendment to the prices stated in Section 2 of this Agreement. If the parties do not agree to the Engineering Change, Baxter may have the Product manufactured by an alternative manufacturer in accordance with Section 2
(f) hereof.

     (d) By execution of the License Agreement, AccuLase hereby grants to Baxter an exclusive license to all developments, enhancements and improvements of the Product and to all discoveries, inventions, enhancements and improvements of any and all technical know-how and intellectual property used in the development of the Product, pursuant to the terms of the License Agreement, and as further defined therein.

     5.   TRADEMARKS, LABELING, PATENTS, AND EXCLUSIVITY.

     (a) As part of the Product and included in the prices set forth in this Agreement, AccuLase, at its expense, shall produce and provide all artwork, labeling, product inserts, and packaging for the Product as provided in the Specifications. All such artwork, labels, inserts, and packaging and any use of any trademark, trade name or logo owned or used by Baxter must be approved in advance in writing by Baxter. If a trademark, trade-name or logo owned or used by Baxter or its parent corporation is used in connection with the Product, the labeling shall state "Distributed by Baxter Healthcare Corporation". AccuLase shall obtain prior written authorization from Baxter for all changes to the artwork, labels, inserts or packaging for the Product. Each use of a trademark, trade name or logo owned or used by Baxter on or in connection with the Product shall inure to the benefit of Baxter and its parent company. Should any such use vest in AccuLase any rights in a trademark, trade name or logo used by Baxter, AccuLase shall transfer such rights to Baxter or its designee upon request of Baxter. Except as provided in this Agreement, AccuLase shall not use any trademark, trade name or logo used or claimed by Baxter or any confusingly similar trademark, trade name or logo during or after the term of this Agreement.

     (b) AccuLase shall manufacture and sell the Products exclusively for and to Baxter unless an exception is expressly authorized by Baxter in a writing signed by Baxter. AccuLase acknowledges that the Product is protected by one or more patents and that this Agreement does not give AccuLase any right, permission, or license to manufacture or sell the Product or any patented invention which is a part of the Product except as authorized by Baxter within this Agreement. AccuLase shall not design, sell, develop, or manufacture any other excimer laser system for cardiovascular applications other than the Product for any entity other than Baxter at any time during the term of this Agreement unless an exception is expressly authorized by Baxter in a writing signed by Baxter.

     6.   MANUFACTURE AND QUALITY CONTROL.

     (a) For each shipment of Product, AccuLase shall conform to the requirements set forth in Baxter's Supplier Quality Standard attached hereto as Exhibit B and any other incoming quality standards which are agreed to by the parties.

     (b) All Product shall meet the Specifications. All product shall be manufactured in accordance with Good Manufacturing Practices for Medical Devices established by the United States Food and Drug Administration ("FDA") as provided in 21 U.S.C. 360j (f) and as promulgated by regulations in 21 CFR 820. Product shall be subjected to quality control inspection by AccuLase in accordance with Baxter's quality control standards and the quality control system to be developed by AccuLase prior to production of any Product. AccuLase shall permit Baxter to review periodically AccuLase's production and quality control procedures and records and to visit AccuLase's facilities at reasonable times with a representative of AccuLase present in order to assure satisfaction of the requirements of this Agreement.

     (c) Baxter may inspect or audit the product for integrity and adherence to the Specifications. If any of the Product fails to meet AccuLase's warranties or to conform to the Specifications, Baxter may return such lot at AccuLase's expense for repair. If any customer of Baxter rejects or returns Product to Baxter as a result of Product performance problems covered under AccuLase's guaranty or warranty, Baxter shall notify AccuLase in writing within 30 days. AccuLase shall repair or replace such Product or credit Baxter for the purchase price of such Product. If AccuLase so requests, Baxter will return any such Product to AccuLase at AccuLase's expense.

     (d) AccuLase shall manufacture Product in such a manner that in the event of a recall, the Product can be traced by serial number to a production run.

     (e) In the event that Baxter receives any serious complaint regarding the Product (i.e., that it is likely to cause death or serious injury), Baxter shall notify AccuLase by facsimile within two (2) business days. In the event that Baxter receives any other complaint regarding the Product, Baxter shall notify AccuLase by first class mail within five (5) business days. In the event that AccuLase receives any complaint regarding the Product, but in no event later than 48 hours after receipt, AccuLase shall notify Baxter by facsimile, telephone, and first class mail within 48 hours after AccuLase's receipt of the complaint, in order to permit Baxter to comply with FDA regulatory requirements. Baxter will make an evaluation of each complaint it receives and will conduct all follow-up and communication which it deems appropriate to comply with regulatory requirements.

     (f) In the event that AccuLase becomes aware of any quality problem that may render the Product unsafe for human use, misbranded, or adulterated, AccuLase shall notify Baxter immediately by facsimile, telephone, and first class mail and shall take corrective action as directed by Baxter.

     (g) AccuLase represents that it is and will remain in compliance with all applicable federal, state, and local laws, regulations, and orders. AccuLase shall execute, on request of Baxter, contractor certification forms certifying compliance with certain laws, regulations, and orders.

     (h) In the event of any inspection of AccuLase's facilities by a federal, state or local regulatory agency which inspection yields information or report which is material to the manufacture, inspection, storage, or other handling of the Product by AccuLase, AccuLase shall immediately notify Baxter in writing and by telephone of such information or report.

     (i) AccuLase represents that it now has FDA and ISO 9002 certifications. AccuLase shall maintain those certifications throughout the term of this Agreement.

     (j) Within thirty (30) days after execution of this Agreement, AccuLase shall provide Baxter with a written list of the names and addresses of all of the direct suppliers of parts and all subcontractors whom AccuLase will be using in the manufacture, inspection, and testing of the Product.

     7.   GUARANTEE, WARRANTIES, AND INDEMNIFICATIONS.

     (a) The Product is hereby guaranteed by AccuLase, as of the date of shipment or delivery, to be on such date not adulterated or misbranded within the meaning of the United States Federal Food, Drug and Cosmetics Act (the "Act") and any similar federal, state, or local laws or regulations, and not an article which may not, under the provisions of the Act, be introduced into interstate commerce.

     (b) ACCULASE WARRANTS THAT IT POSSESSES GOOD AND MARKETABLE TITLE TO THE PRODUCT SOLD TO BAXTER AND THAT THE PRODUCT IS IN COMPLIANCE WITH THE SPECIFICATIONS AND IS MANUFACTURED IN ACCORDANCE WITH GOOD MANUFACTURING PRACTICES. ACCULASE WARRANTS THAT NO CHANGES WILL BE MADE IN THE SPECIFICATIONS WITHOUT BAXTER'S PRIOR WRITTEN APPROVAL. AccuLase hereby indemnifies and agrees to defend and to hold Baxter, its successors, affiliates, assigns, customers, and users of the Product harmless from and against all claims, liabilities, losses and expenses arising out of or in connection with the use of any Product or allegedly caused by any Product, to the extent resulting from AccuLase's negligence or the Product's failure to meet the Specifications or warranties.

     (c) AccuLase further warrants for a period of one (1) year from the date of delivery to Baxter's customer or eighteen (18) months from the date of shipment by AccuLase, whichever is less, that the product is free from defects in workmanship, materials and handling. AccuLase shall repair or replace, at AccuLase's option and free of charge, any Product with any defect in workmanship or materials which is returned to AccuLase's factory packaged, insured, and freight pre-paid within the warranty period. AccuLase shall return the Product, repaired or replaced, to the shipper packaged, insured, and with freight pre-paid by AccuLase at AccuLase's expense. This warranty shall not apply to:

          (i) Any modification or alteration of the Product made by anyone other than AccuLase after shipment by AccuLase;

          (ii) Any defect, loss, or damage resulting from theft, loss, fire, misuse, abuse, vandalism, negligence, acts of God, power failures or surges, alterations, modifications, or failure to following installation, operations, and maintenance instructions; and

          (iii) Any other equipment, supplies, software, or data used with the Product.

     (d) Baxter hereby indemnifies and agrees to defend and to hold AccuLase , and its successors, affiliates and assigns harmless from and against all claims, liabilities, losses and expenses, but not consequential damages, to AccuLase arising out of for injury to any person or damage to property or in connection with the use of any Product or any misrepresentation by Baxter concerning any of the characteristics, proper manner of usage or the performance of the Product, except to the extent resulting from the Product's failure to meet the Specifications or AccuLase's warranties. Baxter shall not be liable for any loss incurred by AccuLase, including any consequential damages suffered by AccuLase, whether or not such damages are foreseeable or Baxter is given notice of them.

     8. INSURANCE. AccuLase shall obtain and keep in force during the term of this Agreement general comprehensive liability insurance covering each occurrence of bodily injury and property damage in an amount of not less than $3,000,000 combined single limit with special endorsements providing coverage for:

          (i)   Product and Completed Operations Liability; and

          (ii)  Blanket Broad Form Contractual Liability.

     The insurance policy shall be endorsed to provide for written notification to Baxter by the insurer not less than 30 days prior to cancellation, expiration or modification. A certificate of insurance evidencing compliance with this
Section 8 and referencing this Agreement shall be furnished to Baxter by AccuLase within 60 days of this Agreement's effective date and thereafter within 60 days after each renewal or replacement of the policy or change in the information contained on the certificate of insurance.

     9. PRODUCT RECALL. In the event that Baxter or AccuLase recalls, either during or after the expiration or other termination of this Agreement, any of the Product sold or distributed by Baxter because the Product is believed to violate any provision of applicable law or fails to conform to the Specifications or AccuLase's warranty, AccuLase shall bear all costs and expenses of such recall, including, without limitation, expenses or obligations to third parties, the cost of notifying customers and costs associated with the shipment of recalled Product from customers to Baxter or AccuLase. This obligation shall survive the expiration or other termination of this Agreement. Baxter shall maintain complete and accurate records, for such periods as may be required by applicable law, of all the Product sold by it. The parties will cooperate fully with each other in effecting any recall of the Product, including communications with any purchasers or users. If Baxter or AccuLase elects any repair or replacement of the Product as part of a recall, AccuLase shall complete the repair or replacement of all recalled Product within 60 days of the announcement of the recall.

     10.  LICENSE AND RESTRICTED USE OF TECHNOLOGY.

     (a) AccuLase acknowledges Baxter's exclusive license of the Technology for cardiovascular and vascular applications, and agrees that AccuLase will do nothing inconsistent with such license. Throughout the term of this Agreement, Baxter agrees to allow AccuLase access to the Technology solely for the purpose of manufacturing the Product. AccuLase shall not reproduce, duplicate, copy or otherwise disclose, distribute, or disseminate the Technology in any form except to the extent consistent with this Agreement or otherwise approved by Baxter.

     (b) AccuLase shall keep confidential and shall not disclose to anyone, other than suppliers as needed by AccuLase in the manufacture of the Product, the Specifications, the Product quantities, forecasts, or shipping destinations specified by Baxter, or Baxter's customer data, such as the names, addresses, telephone numbers, or quantities of Products owned or held by Baxter's customers.

     (c) Other than concerning warranty-covered repairs or replacements as provided by this Agreement, AccuLase shall not communicate with any user of the Product concerning the Product, including, but not limited to, any offer of an extended warranty, maintenance or repair services, Product enhancements, Product use, maintenance, or repair training, or the availability of associated or competitive products or services.

     11. ACCULASE'S EMPLOYEES. Disclosure and access to the Technology shall be restricted to those of AccuLase's employees who are required to use the Technology in the course of their employment, for purposes consistent with this Agreement.

     12. SUBLICENSES. AccuLase shall not grant sublicenses to use the Technology or any part thereof in any manner to any third party, without Baxter's prior written consent.

     13. RETURN OF TECHNOLOGY. Within thirty (30) days following a termination of this Agreement, or upon notification by Baxter that Baxter is terminating AccuLase's manufacturing rights under this Agreement, AccuLase shall at its expense promptly cause to be delivered to Baxter all documents related to the Technology including, without limitation, all drawings, blueprints, manuals, design and specification documents, lists, documentation, source or object codes, tapes, disks, or other storage media, letters, notes, notebooks, reports, flow charts, and all other materials in its possession or under its control related to the Technology.

     14. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

          (a)   if to Baxter, to:

                Baxter Healthcare Corporation
                17221 Red Hill Avenue, m/s 98
                Irvine, California  92614
                Attention:  Vice President, Business Development
                Facsimile No.: (714) 474-6445
                Telephone No.: (714) 474-6424

          (b)   if to AccuLase, to:

                6865 Flanders Drive, Suite G
                San Diego, CA  92121
                Attention: Mr. Raymond A. Hartman
                President and Chief Executive Officer
                Facsimile No.: (619) 455-0946
                Telephone No.: (619) 455-7030

                with a copy to:

                Donald G. Davis, Esq.
                833 Via Del Monte, Suite 100
                Palos Verdes Estates, CA  90274
                Facsimile No.: (310) 373-5410
                Telephone No.: (310) 378-8968


     15. INTERPRETATION. When a reference is made in this Agreement to exhibits, such reference shall be to an exhibit to this Agreement unless otherwise indicated. The words "include, " "includes" and "including" when used herein shall be deemed in each case to be followed by the words, "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases
"the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date referred to in the introductory paragraph of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     17. ENTIRE AGREEMENT; RESTRICTIONS ON ASSIGNABILITY. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto constitute the entire Agreement among the parties with respect to the subject matter hereof and supersede all prior Agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. AccuLase may not assign its rights, duties or obligations under this Agreement without the prior written consent of Baxter.

     18. SEVERABILITY. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     19. AMENDMENT. This Agreement may not be altered or amended except by writing signed by the parties hereto.

     20. REMEDIES CUMULATIVE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a part of any one remedy will not preclude the exercise of any other remedy.

     21. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California (without regard to its principles of conflicts of law).

     22. RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     23. EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such expenses.

     24. ATTORNEYS' FEES. In the event of any dispute arising under the terms of this Agreement (including the breach thereof), the prevailing party in such action shall be entitled to its attorneys' fees and costs in addition to such other relief as may be awarded by a court or by an arbitrator.

     25. SECURITY INTEREST. AccuLase's performance of this Agreement and the obligations of AccuLase arising hereunder shall be secured by that certain Security Agreement, dated as of the date hereof, as described in Section 2.5 of the Master Technology Agreement, upon the terms and conditions contained therein.


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                                          12

     IN WITNESS WHEREOF, Baxter and AccuLase have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized all as of the date first written above.

Baxter Healthcare Corporation,
a corporation


By: /s/ John H. Kehl, Jr.
   -------------------------------------

     Name: /s/ John H. Kehl, Jr.
          ------------------------------

     Its: /s/ Vice President, Business Development
              Cardiovascular Group
         -------------------------------


AccuLase, Inc., a corporation


By: /s/ Raymond A. Hartman
   -------------------------------------

     Name: /s/ Raymond A. Hartman
          ------------------------------

     Its: /s/ President & CEO
         -------------------------------


ATTACHMENTS:

Exhibit A - Excimer Laser Product Specifications
Exhibit B - Baxter Supplier Quality Standards writing and by telepone of such information or report as well as the results of such insepction.